     Exhibit 10.25

Approved by Compensation Committee
3/7/02

Scientific Learning Corporation
2002 Management Incentive Plan

Goal Setting Process

Only through management teamwork toward clearly defined common goals can we achieve our aggressive company financial goals for 2002. Scientific Learning Corporation is committed to a formal goal setting and regular communication process that helps us achieve these goals. We will:

1.	Hold an annual goal setting meeting at the beginning of the year with all Management Incentive Plan participants to discuss company goals and how each participant in the Management Incentive Plan can help achieve those goals.

2.	Formalize company goals and individual goals.

3.	Management meets quarterly to discuss company’s performance against shared goals and to agree upon modifications to tasks and priorities to help the company achieve its goals.

4.	After each quarterly meeting, plan participants with individual goals meet with their managers to discuss performance against goals. At end of Q4, plan participants with individual goals receive “scores”on how well goals were achieved.

Purpose of Plan / Participation in Plan

Purpose

To provide significant cash awards to participants for the achievement and over-achievement of Scientific Learning Corporation’s aggressive company financial goals for 2002.

Participants

Directors, Vice Presidents and Executives (Grades 9 and above)

Target Incentive Awards

Target incentive awards in the Management Incentive Plan will be set to deliver market 50th percentile total cash compensation at 100% achievement of aggressive company revenue and profit goals for 2002. As goals are exceeded, awards will increase.

Target Incentive Award Opportunities for Plan Participants

Title	Grade	Target Incentive Opportunity for 50th Percentile Total Cash Comp.

Chairman, CEO	12	50%

President & COO	12	45%

CFO	12	30%

SVP	11	30%

VP, Sales	10	100%

Other VPs	10	30%

Directors	9	20%

SCIENTIFIC LEARNING CORPORATION - 2002 MANAGEMENT INCENTIVE PLAN Page 1 of 3

Approved by Compensation Committee
3/7/02

Trigger

A condition to the payment of any bonuses under the plan is that, during the year 2002, the Company achieves net operating cash use of not more than $4,000,000 (before bonuses) (except as provided below for the VP Sales). For example, even if an individual achieves his/her individual goals and/or the Company achieves the revenue goal, no bonuses would be paid under the plan if the company used $5,000,000 in operating cash during 2002.

Goals and Profitability Condition

All participants in the Management Incentive Plan will have shared company goals (achieved collectively). Some positions will have individual goals (directly under the control of the participant and focused specifically on optimizing the achievement of the shared goals). Weighting of these goals in the plan varies by position.

Shared Goals

Shared goals for the 2002 plan are:

1. 2002 net revenue of $25.7 million

2.   Operating loss of not more than $4.5 million (before bonuses)

•   2002 revenue goal represents         2/3   of shared target awards

• Operating loss goal represents 1/3 of shared target awards

Individual Goals

Individual goals will vary by participant and will be designed to help the company achieve its shared goals. Individual goals will be developed during the goal-setting meeting and shared with all participants. Where applicable, participants may develop up to four individual goals.

Weighting of Shared and Individual Goals

The weighting of shared and individual goals will vary by position.

Weighting of Shared and Individual Goals

		Shared Goals		Individual Goals
Title	Grade	Revenue	Operating Loss	(Up to 4)

Chairman, CEO	12	67%	33%	0%

President & COO	12	67%	33%	0%

CFO	12	67%	33%	0%

SVP	11	47%	23%	30%

VP, Sales*	10	100%	0%	0%

Other VPs	10	47%	23%	30%

Directors	9	33.5%	16.5%	50%

*The VP Sales is not subject to the operating cash use trigger. The VP Sales revenue goal is school sales revenue of $20 million rather than the total company revenue goal.

Hurdles. Scaling and Over Achievement

Hurdles

Each goal must meet a minimum achievement before the portion of the incentive award tied to the goal can be paid. (Note: except as provided above for the VP Sales, no awards will be paid unless the cash use trigger is met.)

SCIENTIFIC LEARNING CORPORATION - 2002 MANAGEMENT INCENTIVE PLAN

Hurdles for goals are:

•	70% of revenue goal must be achieved before portion of the award tied to revenue is paid

•	70% of operating loss goal must be achieved before portion of the award tied to operating profit is paid

•	50% of individual goals must be achieved before the portion of the award tied to that individual goals is paid

Scaling Once the operating cash use trigger has been satisfied, and the hurdle for the goal has been achieved:

•	At 70% achievement of the goal, 20% of that goal’s portion of the target award is earned.

•	At 100% of the goal, 100% of that goal’s portion of the target award is earned.

•	Between 70% and 100% achievement of the goal, the amount of that goal’s portion of the target award earned is scaled ratably. (For example, at 85% of goal, 60% that goal’s portion is earned.)

Over Achievement

The Compensation Committee of the Board of Directors will determine what levels of bonus will be paid if more than the 100% of goals are achieved.

Timing of Awards

Awards are made in February following each plan year, upon the completion of the annual audit. Plan participants must be employed at Scientific Learning Corporation at the time that the plan awards are made to receive an award. Participants hired during the plan year will be eligible for a pro-rated award (unless otherwise agreed to, in writing, when the participant is hired).

Summary of Plan Schedule

April 2002 -	Goal setting meeting
May 2002 -	Management meeting: communication of company performance. Participants with individual goals meet with managers to discuss performance against goals
July 2002 -	Management meeting: communication of company performance - reset priorities if appropriate Participants with individual goals meet with managers to discuss performance against goals
Oct. 2002 -	Management meeting: communication of company performance - reset priorities if appropriate
Dec. 2002-	Management meeting: communication of company performance against goals Participants with individual goals receive ratings on performance against those goals
Feb. 2003-	After audit, incentive awards paid

Estimated Cost of Plan

At 100% of revenue target and 100% of operating cash use target the estimated cost of the plan will be approximately $822,500, or 3.5% of $23.4 million in revenues.

SCIENTIFIC LEARNING CORPORATION - 2002 MANAGEMENT INCENTIVE PLAN